UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): March 1, 2004

                                INNOVO GROUP INC.
               (Exact name of registrant as specified in charter)

         Delaware                    0-18926              11-2928178
         --------                    -------              ----------
(State or other jurisdiction   (Commission File No.)     (IRS Employer
     of incorporation)                                 Identification No.)

       5804 East Slauson Aven, Commerce, California             90040
      ----------------------------------------------            -----
         (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (323) 725-5516

                                    No Change
                                    ---------
          (Former name or former address, if changed since last filing)

--------------------------------------------------------------------------------

Item 5.  Other Events and Required FD Disclosure

On March 1, 2004, the  Registrant  issued the press release  attached  hereto as
Exhibit 99 and incorporated herein by reference.

Item 7.  Exhibits

(c)      Exhibits

         Exhibit
         Number            Description
         -------           -----------

         Exhibit 99        Press Release dated March 1, 2004

--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    INNOVO GROUP INC.
                                    (Registrant)

Date:  March 1, 2004                By:  /s/ Samuel J. Furrow, Jr.
                                         -------------------------
                                    Samuel J. Furrow, Jr.
                                    Chief Executive Officer and Director
                                    (Principal Executive Officer)

--------------------------------------------------------------------------------

                                  Exhibit Index

Exhibit
Number            Description
-------           -----------

Exhibit 99        Press Release dated March 1, 2004

--------------------------------------------------------------------------------

                                                                      Exhibit 99

[INNOVO GROUP INC. LOGO]

Innovo Group Reports Fourth  Quarter and Fiscal 2003 Results

LOS ANGELES, March 1, 2004 -- Innovo Group Inc. (NASDAQ: INNO), on Friday, February 27, 2004, disclosed its financial results for the fourth quarter and its year ended November 29, 2003 in its annual report on Form 10-K filed with the Securities and Exchange Commission. The following is a summary and discussion of certain of these results and events and should be read in conjunction with the Company's financial statements as disclosed on Form 10-K.

     o Net sales for fiscal 2003 increased to $83.1 million compared to $29.6 million in the prior year period, a 181% increase.

     o Net sales for the fourth quarter increased 293%, to $37.3 million from $9.5 million in the prior year comparative period.

     o    All pre-existing  operating divisions experienced growth during fiscal
          2003.

     o In 2003, the Company launched the Fetish(TM) and Shago(R) brands for apparel and accessory products.

     o During 2003, the Company completed the acquisition of the Blue Concept division, which generated revenues of $27.8 million during fiscal 2003.

     o Joe's Jeans increased its revenues and brand recognition and entered into a distribution and licensing agreement with Itochu Corporation of Japan and expanded into new international markets.

     o Growing accessory division, whose products during 2003 received accolades such as TEEN PEOPLE Magazine's Trendspotter(TM)"Hot Picks".

     o The Company established an international operational infrastructure to support growth.

     o The Company generated a net loss of $8.3 million, or $0.49 per share, for fiscal 2003, with $5.8 million of the net loss, or $0.27 per share, being generated in the fourth quarter.

Jay Furrow, CEO of Innovo, commented: "During fiscal 2003, the Company experienced tremendous revenue growth and development as an organization. This is reflected in the Company's revenues of $83.1 million for the year, a 181% increase over the prior year period, $37.3 million of which were generated in the fourth quarter; and, this is reflected in the Company's transformation into an internationally recognized marketer and distributor of apparel and accessory products. However, the growth during fiscal 2003 came at a cost and this is reflected in the Company's net loss of $8.3 million for the year, of which $5.8 million was generated in the fourth quarter of fiscal 2003."

The three most notable factors that attributed to the Company's net loss during fiscal 2003 were: (1) the expenses associated with the establishment of the Innovo Azteca Apparel, Inc. (IAA) branded business and subsequent launch of the Fetish(TM) and Shago(R) brands; (2) a significant increase in personnel necessary to support the Company's growing operations; and (3) inventory write downs and adjustments on excess Fetish(TM) and Shago(R) inventory that negatively impacted the Company's gross margins, of which a vast majority has been sold since the end of fiscal 2003.

Furrow commented, "During fiscal 2003, we put a significant amount of the Company's resources into the development of the IAA branded business and the launch of the Fetish(TM) and Shago(R) brands. We incurred a significant amount of personnel, marketing, advertising, sampling and tradeshow expenses, to name a few, which we believe were necessary to properly launch these brands. We have high expectations for the IAA branded division and we believe that the anticipated future success will be a function of the investment we made in the division during fiscal 2003."

Furrow continued, "In regards to our overall increase in operational expenses, with the substantial growth of our pre-existing businesses during the year the Company was required to add additional personnel to meet the operational demands. We are constantly monitoring our personnel needs and working to increase the operating efficiencies within the Company."

During the end of the second quarter and the fourth quarter of fiscal 2003, the Company launched the Shago(R) and Fetish(TM) brands, respectively. Furrow commented, "At the end of fiscal 2003, the Company had excess Fetish(TM) and Shago(R) inventory. As we began to move this inventory subsequent to end of fiscal 2003, we were unable to sell it at the year-end carrying value, even though our initial indications were that we would be able to do so. As such, when including Joe's Jeans, Inc and Innovo, Inc., we were required to take inventory write downs and adjustments of approximately $4.3 million, and this is reflected in the fourth quarter 2003 results."

Outlook

Furrow stated: "As we move into fiscal 2004 we are encouraged about the Company's prospects. We have a growing private label apparel and accessory business and we are conducting business with some of the premier retailers and distributors in the world, we have established the Fetish(TM) brand and it is garnishing worldwide attention, our Joe's(R) business is as strong as ever with global demand and we have established an international operational infrastructure that we believe will allow us to successfully execute on these opportunities and more."

"We are also encouraged by the fact that the issues that resulted in the loss for fiscal 2003 are identifiable issues that were associated with our efforts to create new brands, make acquisitions and establish the necessary infrastructure to meet the demands related to the growth of our new and pre-existing businesses. We have and will continue to work diligently to better control inventory, better manage design and production and mitigate expenses, which we anticipate will allow sales, margins and profits to increase in future periods."

As previously announced, the Company has appointed Pierre Levy as the General Manager of Apparel Operations for the Company. With his involvement the Company believes that many of operational issues or inefficiencies that were experienced in fiscal 2003 are being or will be addressed and controlled in future periods.

Furrow continued. "With Mr. Levy's many years of apparel experience at the operational level, the efforts we have made to manage and reduce expenses and with the brands launched and acquisitions completed in fiscal 2003 now being integrated and maturing divisions within the Company we believe that the anticipated growth in fiscal 2004 will be coupled with profitability." In conclusion, Furrow stated, "many of the building blocks which will allow the Company to meet its long term objectives were established in fiscal 2003. While we are disappointed with our losses in fiscal 2003, we are pleased with the Company's development and growth during the year, and very confident and excited in the Company's future capabilities."

Fourth Quarter Results Summary

Fourth quarter net sales for the year ended November 29, 2003 increased 293% to $37.3 million compared to $9.5 million in the fourth quarter of fiscal 2002. For the quarter, the Company generated a net loss of $5.8 million, or $0.27 per share, compared to net income of $41,000, or $0.00 per share, in the same period of fiscal 2002. Weighted average shares outstanding on a fully diluted basis for the fourth quarter of 2003 were 21,274,000 compared to 17,769,000 in the fourth quarter of fiscal 2002.

Net Sales

Net Sales increased to $37.3 million in the fourth quarter of fiscal 2003 from $9.5 million in the fourth quarter of fiscal 2002, or a 293% increase. The increase in net sales in the fourth quarter was attributable to sales increases in both apparel and accessories products. Net sales of apparel increased in the fourth quarter as a result of such factors as: (1) an 8% increase in the net sales of our Joe's Jeans brand; (2) a contribution of net sales from our Fetish(TM) apparel, which was launched during the fourth quarter; (3) a 4% increase in net sales from the Company's existing private label apparel customers; and (4) a contribution of net sales from the purchase of the Blue Concept division, which was not a part of the Company's operations in the fourth quarter of fiscal 2002. The Company also recognized an aggregate increase in overall sales from its three accessories segments: branded, private label and craft.

Gross Margins

Gross profit decreased to $2.4 million in the fourth quarter of fiscal 2003 from $3.2 million in the fourth quarter of fiscal 2002, or a 25% decrease. As a result, the Company's gross margin decreased to 6% in the quarter from 34% in the prior year's quarter. The decrease is attributable to such factors as: (1) the Company's revenue mix shifted from higher margin branded apparel and accessories to lower margin private label apparel and accessories and craft products as a result of our purchase of the Blue Concept division; (2) the Company recorded several inventory write downs and adjustments totaling $4.3 million to mark down slow moving, out-of-season and obsolete inventory; and (3) the Company experienced production delays in its branded apparel deliveries which increased costs to bring product to market.

SG&A Expenses

The Company reported SG&A increases to $7.6 million in the fourth quarter of fiscal 2003, from $2.9 million in the fourth quarter of fiscal 2002, or a 162% increase. The SG&A increase is largely a result of the following factors: (1) an increase in advertising expenditures to $463,000 in the fourth quarter of fiscal 2003 from $211,000 in the fourth quarter of fiscal 2002, or a 119% increase, to establish and market our Fetish(TM), Shago(R) and Joe's(R) branded products through both advertising and tradeshows; (2) an increase in royalties and commission to $1.3 million in the fourth quarter of fiscal 2003 from $452,000 in the fourth quarter of fiscal 2003, or a 188% increase, primarily a result of 152% growth in our branded apparel net sales; (3) increased wages and employee benefits to $2.2 million in the fourth quarter of fiscal 2003 from $961,000 in the fourth quarter of fiscal 2002, or a 129% increase, as a direct result of the addition of 110 employees during the course of 2003, which includes 31 employees gained as a result of the purchase of Blue Concepts, and (4) increased outside legal, accounting and other professional fees as a result of continued growth of the business.

The Company also reported depreciation and amortization expense increased to $339,000 in the fourth quarter of fiscal 2003 from $78,000 in the fourth quarter of fiscal 2002 as a result of the amortization of the intangibles assets acquired with the purchase of Blue Concept. In addition, interest expense increased to $447,000 in the fourth quarter of fiscal 2003 from $156,000 in the fourth quarter of fiscal 2002 as a result of the $21.8 million convertible note issued for the purchase of Blue Concept.

Net Loss

The factors explained above contributed to the Company's net loss of $5.7 million for the fourth quarter of fiscal 2003 compared to net income of $41,000 for the fourth quarter of fiscal 2002.

Fiscal 2003 Results Summary

Net sales for fiscal 2003 increased 181% to $83.1 million, compared to $29.6 million for the fiscal year ended November 30, 2002. Gross profit increased to $13.0 million in fiscal 2003 from $9.5 million in fiscal 2002, or a 37% increase, as a result of an increase in net sales. Overall, gross margin, as a percentage of net sales, decreased to 16% in fiscal 2003 from 32% in fiscal 2002.

Selling, general and administrative ("SG&A") expenses increased to $19.3 million in fiscal 2003 from $8.1 million in fiscal 2002, or a 138% increase. The Company also reported depreciation and amortization expense increased to $1,227,000 in fiscal 2003 from $256,000 in fiscal 2002 as a result of the amortization of the intangibles assets acquired with the purchase of Blue Concept. In addition, interest expense increased to $1,216,000 in fiscal 2003 from $538,000 in fiscal 2002 as a result of the $21.8 million convertible note issued for the purchase of Blue Concept.

The Company generated a net loss of $8.3 million for the full year ended November 29, 2003, which, on a fully diluted basis equated to $0.49 per share, compared with a net income of $572,000, or $0.04 per share, in the same period last year. Weighted average shares outstanding on a fully diluted basis were 17,009,000 for fiscal 2003, compared with 16,109,000 in the prior comparative period.

Conference Call Information

Innovo's Chief Executive Officer and Chief Financial Officer will present an in-depth discussion of Innovo Group's operating performance on its fourth quarter and year-end earnings conference call, which is scheduled for Tuesday, March 2, 2004, at 3 p.m. EST. To participate, please call (888) 428-4472 or
(612) 288-0337 (international). The conference ID number is 722552 and is entitled the "Innovo Group Earnings Release." The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information. Following the live audio of the conference call, as soon as possible after the call is completed, a replay will be archived on the website at www.innovogroup.com for one week following the conference call.

                           Consolidated Balance Sheets
                                 (In thousands)


                                                     November 29    November 30
                                                         2003          2002
    Assets
    Current assets:
      Cash and cash equivalents                        $7,248          $222
      Accounts receivable and due from factor,
       net of allowance for customer credits and
       allowances of $2,158 (2003) and $383 (2002)      1,683         2,737
      Inventories                                       7,524         5,710
      Prepaid expenses and other current assets         2,115           279
    Total current assets                               18,570         8,948

    Property, plant and equipment, net                  2,067         1,419
    Goodwill                                           12,592         4,271
    Intangible assets, net                             13,058           487
    Other assets                                           78            18
    Total assets                                      $46,365       $15,143

    Liabilities and stockholders' equity
    Current liabilities:
      Accounts payable and accrued expenses            $6,128        $2,438
      Due to factor                                       332            --
      Due to related parties                              579         4,250
      Note payable to officer                             500            --
      Current maturities of long-term debt
       (including related parties)                        168           756
    Total current liabilities                           7,707         7,444

     Long-term debt, less current maturities
      (including related parties)                       22,176         2,631

    Commitments and contingencies

    8% redeemable preferred stock, $0.10 par value:
     Authorized shares - 5,000, 194 (2003 and 2002)        --            --

    Stockholders' equity:

      Common stock, $0.10 par value:
       Authorized shares - 40,000 Issued and
       outstanding shares - 25,785 (2003) and
       14,901 (2002)                                    2,579         1,491
      Additional paid-in capital                       59,077        40,343
      Accumulated deficit                             (41,824)      (33,507)
      Accumulated other comprehensive loss                (59)          (19)
      Promissory note - officer                          (703)         (703)
      Treasury stock, 71 (2003) and 58 (2002)          (2,588)       (2,537)
    Total stockholders' equity                         16,482         5,068
    Total liabilities and stockholders' equity        $46,365       $15,143

                      Consolidated Statements of Operations
                                 (In thousands)


                                    Three                      Twelve
                                 Months Ended               Months Ended
                           November 29   November 30  November 29   November 30
                              2003          2002         2003          2002

    Net sales              $37,295        $9,458      $83,129       $29,609
    Cost of goods sold      34,877         6,271       70,153        20,072
    Gross profit             2,418         3,187       12,976         9,537

    Operating expenses:
      Selling, general
       and administrative    7,607         2,874       19,264         8,092
      Depreciation and
       amortization            339            78        1,227           256
                             7,946         2,952       20,491         8,348
    Income (loss) from
     operations             (5,528)          235       (7,515)        1,189

    Interest expense          (447)         (156)      (1,216)         (538)

    Other income (expense),
     net                       148           (46)         458            61
    Income (loss) before
     income taxes           (5,827)           33       (8,273)          712
    Income taxes               (33)           (8)          44           140
    Net Income (loss)      $(5,794)          $41      $(8,317)         $572

    Net Income (loss)
     per share
      Basic                  (0.27)         0.00        (0.49)         0.04
      Diluted                (0.27)         0.00        (0.49)         0.04

    Weighted average
     shares outstanding
      Basic                 21,274        14,847       17,009        14,856
      Diluted               21,274        17,769       17,009        16,109


About Innovo Group Inc. Innovo Group Inc. through its subsidiaries Innovo Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, is a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets. The Company's craft products include canvas and denim totebags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, totebags, waist packs and handbags. The company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company currently produces products under licensing agreements for the Bongo(R), Fetish(TM), Shago(R) and Hot Wheels(R) marks. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc.

on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its Shago(R) and Fetish(TM) products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003 will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

SOURCE Innovo Group Inc.

Marc Crossman of Innovo Group Inc., 323-725-5572

http://www.innovogroup.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Innovo Group's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.